Retirement Income Fund Lifestyle 3   Period ending 8/31/15

1. Management Contract with Putnam Investment Management, LLC dated February 27, 2014; Schedule B amended as of October 1, 2015, for Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam Emerging Markets Income Fund, Putnam Floating Rate Income Fund, Putnam Global Consumer Fund, Putnam Global Energy Fund, Putnam Global Financials Fund, Putnam Global Industrials Fund, Putnam Global Sector Fund, Putnam Global Technology Fund, Putnam Global Telecommunications Fund, Putnam Intermediate Term Municipal Income Fund, Putnam Low Volatility Equity Fund, Putnam Money Market Liquidity Fund, Putnam Multi Cap Core Fund, Putnam Retirement Income Fund Lifestyle 2, Putnam Retirement Income Fund Lifestyle 3, Putnam Short Duration Income Fund, Putnam Short Term Investment Fund and Putnam Short Term
Municipal Income Fund    Incorporated by reference to Post
Effective Amendment No. 218 to the Registrants Registration Statement filed on September 28, 2015.